Exhibit 10.3

Compensation Policy

Polyrizon Ltd.

(the “Company”)

Compensation Policy for Executive Officers and Directors

Adopted ________________

1.	Background

Amendment No. 20 to the Israeli Companies Law (the “Companies Law”) became effective on December 12, 2012. This amendment mandates the adoption of a compensation policy for Executive Officers and Directors in publicly traded companies, and defines a special procedure for authorizing employment terms for office holders.

The purpose of the Compensation Policy is to describe Polyrizon’s overall compensation strategy for Executive Officers and Directors and to provide guidelines for setting compensation of its Executive Officers and Directors.

The Compensation Policy is a multi-year policy which initially shall be in effect for a period of five years from the date that the Company becomes a public company, and thereafter will need to be approved by the Company’s shareholders every three years.

The Compensation Committee and the Board of Directors shall review the Compensation Policy from time to time, as required by the Companies Law. The Compensation Policy shall be brought for reconsideration as required by the Companies Law.

For purposes of this Policy, “Officers” shall mean “office holders” as such term is defined in the Companies Law, and “senior office holders” as such term is defined in the Israeli Securities Law- 1968 (the “Israeli Securities Law”), excluding, unless otherwise expressly indicated herein, Polyrizon directors that are not otherwise considered to be office holders under the Companies Law or the Israeli Securities Law.

This Policy is not intended to affect current agreements nor affect obligating customs (if applicable) between the Company and its Executive Officers or Directors as such may exist prior to the approval of this Compensation Policy.

Nothing in this Compensation Policy shall obligate the Company to grant any particular type or amount of compensation to any Officer, unless expressly stated otherwise, nor shall it derogate from approval procedures mandated by the Companies Law.

Any amendment to this Compensation Policy shall require the approvals as set forth in the Companies Law.

The Compensation Policy shall not apply to any compensation approved prior to the date that the Company becomes a public company and paid or received at the Company’s initial public offering or thereafter.

2.	Compensation Objectives

Strong and effective leadership is fundamental to Polyrizon’s continued growth and success. This requires the ability to attract, retain, reward and motivate highly skilled officers in international, competitive labor markets.

The Compensation Policy is intended to align between the need to incentivize officers to succeed in achieving the Company’s Objectives and their assigned goals and the need to assure that the compensation structure meets Polyrizon’s interests and its overall strategic and financial objectives.

In support of this goal, the compensation elements granted to Polyrizon’s Officers are designed to meet the following objectives:

●	Improve business results and strategy implementation, and support the Company’s work-plans, from a long-term perspective.

●	Create a clear correlation between Officers’ compensation, overall Company performance and the individual performance.

●	Align Officers’ interests with those of the Company and its stakeholders (customers, employees, partners, environment, shareholders etc.) and incentivize Officers to create long- term economic value for the Company.

●	Consider the ratio between the Officer’s employment terms and the salary of other Company employees and contractors, and in particular the ratio between the average salary and the median salary of such employees and the effect of differences between such on work relations in the Company (for purposes of this section “contractors” and “salary”- as defined in the Companies Law).

●	Create fair and reasonable incentives, considering the Company’s size, characteristics and type of activity.

●	Create appropriate incentives taking into account; inter alia, the Company’s risk management policy.

●	Create the right balance (a) between fixed and variable compensation components; and (b) between short-term and long-term results, so as to ensure sustained business performance over time.

3.	Compensation Policy

3.1.	Officers’ Compensation Package Components

Officers’ compensation packages will generally (but not limited to) be comprised of the following elements:

3.1.1.	Fixed Compensation

a.	Base Salary – a fixed monetary compensation paid on monthly basis or other periodical basis as customary in the place of employment.

b.	Benefits and Perquisites – programs designed to supplement cash compensation, based on market practice for comparable positions.

3.1.2.	Variable Compensation

a.	Cash Bonus (Short Term Incentive) – variable monetary bonus paid annually, designed to reward Officers based on the Company’s and/or individually defined results.

b.	Equity based Compensation (Long Term Incentive) – variable equity-based compensation designed to retain Officers, align Officers’ and shareholders’ interests and incentivize achievement of long term goals.

c.	Termination Payments - retirement and termination of service arrangements.

The combination of the elements that will be provided to each Officer will be structured in order to support the Company’s philosophy of compensating Officers for Company and individual performance and aligning their interests with stakeholders’ interests, while recognizing that the mix may vary from period to period and from Officer to Officer.

3.2.	Ratio between Fixed Compensation and Variable Compensation

3.2.1.	This Policy aims to balance the combination of “Fixed Compensation” (comprised of base salary and benefits) and “Variable Compensation” (comprised of cash bonuses, equity-based compensation and termination payments) in order to, among other things, appropriately incentivize Officers to meet Polyrizon’s short and long-term goals while taking into consideration the Company’s need to manage a variety of business risks.

3.2.2.	The total annual target bonus and equity-based compensation per vesting annum (based on the fair market value at the time of grant calculated on a linear basis) of each Officer shall not exceed 95% of such Executive Officer’s total compensation package for such year.

3.3.	Intra-Company Compensation Ratio

In the process of composing this policy, the Committee and the Board examined, among other things, the ratio between overall compensation of Officers and the average and median compensation of other employees in Israel, as well as the possible ramifications of such ratio on the work environment in Polyrizon, in order to ensure that levels of Officer compensation will not have a negative impact on the positive work relations in Polyrizon.

The possible ramifications of the ratio in the work environment will continue to be examined from time to time in order to ensure that levels of Officer’s compensation, as compared to that for the other employees, will not have a negative impact on work relations in Polyrizon.

3.4.	Base Salary

Base salary is a fixed compensation element which provides compensation to an Officer for performance of his or her standard duties and responsibilities and reflects the Officer’s role, skills, qualifications, experience and market value (the “Base Salary”).

The Base Salary for newly hired Officers will be set taking the following considerations into account:

●	Role and business responsibilities.

●	Professional experience, education, expertise and qualifications.

●	Previous compensation paid to the Officer.

●	Internal comparison: (a) Base Salary and the total compensation package of comparable Polyrizon Officers; (b) The ratio between the Officer’s compensation package and the salaries of the Company’s other employees and specifically the median and average salaries and the effect of such ratio on work relations in the Company.

●	The base salaries paid to Officers in a peer group of other companies operating in technology sectors that are as much as possible similar in their characteristics to Polyrizon, while considering, among other things, such companies’ size and characteristics including their revenues, profitability rate, growth rates, market capitalization, number of employees and area of operations (in Israel or globally).

When deciding on increasing an Officer’s Base Salary, the following considerations, in addition to the abovementioned, shall be applied: Changes to the Officer’s scope of responsibilities and business challenges, the need to retain the Officer, inflation since the last Base Salary update and updated market rate.

Adjustments to Base Salary may be periodically reviewed, considered and approved in accordance with the law.

In the event that the services of the Officer are provided via a personal management company and not by the Officer directly as an employee of Polyrizon, the fees paid to such personal management company (or unincorporated legal person) shall reflect, to the extent determined by Polyrizon in the applicable service agreement, the Base Salary and the benefits and perquisites (plus possible tax gross up for certain components as approved by the Compensation Committee from time to time), all in accordance with the guidelines of the Compensation Policy.

3.5.	Benefits and perquisites

The following benefits and perquisites may be granted to the Officers in order, among other things, to comply with legal requirements:

●	Pension and savings – subject to applicable law and common practices, Officers can choose between any combinations of executive insurance and a pension fund.

●	Disability insurance – the Company may purchase disability insurance, as allowed by applicable law and/or is common in the applicable employment place.

●	Provident (Educational) fund – Officers are entitled to a providence fund provision at the expense of the Company at a rate of 7.5% of the monthly salary (or the maximum amount recognized as tax benefit under applicable law (as the Company may determine).

●	Convalescence pay - Officers are entitled to convalescence pay according to applicable law and/or common practices.

●	Vacation – in accordance with applicable law and market practice.

●	Sick Days – Officers will be entitled to paid sick days (officers’ or their immediate family members) in accordance with applicable law. However, the Company may cover sick days from the first day up to the officers’ overall annual sick day balance regardless of whether the sick day is for themselves or their immediate family members.

●	Relocation package - in the event of relocation of an Officer to another geographical territory, the benefits provided will include customary benefits associated with such relocation (such as reimbursement of travel for officers and their family, housing and shipping allowances, healthcare and children’s education) all as shall be determined in accordance with Polyrizon’s policies and procedures or per customary market practice in companies with similar business activities and revenues.

Polyrizon may offer additional benefits and perquisites to the Officers, which will be comparable to customary market practices, such as, but not limited to: company car benefits (including coverage or related tax gross -ups); company cellular phone (including coverage or related tax gross - ups); complementary health insurance; medical check-ups; meals; etc.; provided however, that such additional benefits and perquisites shall be determined in accordance with Polyrizon’s policies and procedures and reviewed by the Compensation Committee from time to time.

Non-Israeli Officers may receive similar, comparable or customary benefits and perquisites as applicable in the jurisdiction in which they are employed.

The compensation derived from the benefits and perquisites set forth in this Section 3.5 shall not be deemed part of the Maximum Monthly Base Salary and shall be added thereto.

3.6.	Cash Bonus

Polyrizon’s short term incentive scheme will be based on a variable monetary bonus paid annually, designed to reward Officers based on the Company and/or their individually defined results (the “Bonus”).

During the first calendar quarter of each calendar year, the Compensation Committee and the Board will determine the following for each Officer as well as the formula for calculating the bonus payment at the end of the year:

Maximum Bonus (cap): The maximum bonus is the maximum amount an Officer will be entitled to receive upon over achievement. The maximum bonus of each Officer shall not exceed the amount of 4 monthly Base Salaries, or with respect to the Chief Executive Officer, 6 monthly Base Salaries.

Objectives: The Company Objectives and Individual Objectives will be determined based on pre-defined measurable and quantified considerations.

The Bonus may include (but is not limited to) any one or more of the following criteria:

●	Financial objectives such as: Revenue, EBITDA, Cash balance, Net profit or outperforming budget objectives

●	Business development objectives such as: new corporate partnerships, project and product acquisitions, licensing agreements, achievement of milestones with partners / licensees, receipt of funds from partners / licensees.

●	Funding objectives such as: private fund raising, public fund raising, receipt of research / development grants, achieving of certain target valuations.

●	Regulatory objectives such as: receipt of clinical study approvals, receipt of product marketing approvals, approval of reimbursement schemes, successful patient recruitment to studies etc.

●	Marketing objectives such as: set up of a sales force, achieving certain sales targets.

●	Intellectual property objectives such as: submission / grant of new patents.

●	R&D objectives such as: attainment of certain prototypes, scientific breakthroughs, succeeding in technology evaluations with partners etc.

●	Operational objectives such as: attainment of operational excellence criteria in purchasing, manufacturing, quality, yields, on-time delivery, ramp-ups and ramp- downs etc.

Both Company Objectives and Individual Objectives may combine quantitative and qualitative goals, provided that, there is a clear and measurable index for each goal.

The Board may set targets for a period of more than one year, in which case either: (a) the Officer will be entitled to the bonus (per each year included in such multi-year period) only upon achieving such targets at the end of such period; or (b) the Officer shall be entitled to a relative portion/milestone of such bonus, according to the estimated progress to date, in each case, as determined in advance.

Discretionary Component: The Bonus may include a discretionary component of up to 20% of the Officer’s annual cash target Bonus and with respect to the CEO up to 30% of the CEO’s annual cash target Bonus but not more than 3 monthly salaries, based on the evaluation of such Officer’s supervisors, or the Board of Directors in the case of the CEO.

Thresholds: Subject to the last paragraph below, the Compensation Committee and the Board may, with respect to any period or Officer, determine one or more thresholds for the payment of the annual cash bonus or any components thereof, in such manner that if the threshold is not achieved, the annual cash bonus or the particular component thereof, with respect to which the threshold was not achieved, will not be paid.

The Company may determine that with respect to any specific year, all or any particular Officer or Officers shall not be entitled to a Bonus. The Board may determine to pay the Bonus by equity.

Compensation Recovery: The Company shall insert a claw back provision, allowing the recovery of money paid based on incorrect financial statements, which was later corrected in the Company’s financial reports (restatement). A claw back limit will be applied such that the said claw-back provisions shall apply only in respect to restatements, up to three years from the applicable Bonus payment, and will not exceed the net amount received by the Officers. Notwithstanding the aforesaid, the compensation recovery will not be triggered in the event of a financial restatement required due to changes in the applicable financial reporting standards. The Officer shall repay to the Company the balance between the original Bonus and the Bonus due according to the restated financial statements, pursuant to terms that shall be determined by the Board of Directors.

Nothing in this section shall derogate from any other claw back or similar provisions regarding disgorging of profits imposed on Officers by virtue of applicable securities laws or a separate contractual obligation.

Reduction of Bonus: The Board of Directors according to its professional experience and the circumstances may reduce the Bonus, at its sole discretion prior to the Bonus payment.

Special Bonus: In addition to the Bonus, the Compensation Committee and the Board of Directors may elect upon the recommendation of the Chief Executive Officer (or the Chairperson in the case of a bonus payable to the Chief Executive Officer) to pay certain Officers a special bonus in recognition for their special contribution to key transactions and events in the company’s lifecycle, such as (but not limited to) M&A, public financing, achievement of major corporate goal in R&D, sales, strategic alliances, operations etc.

Such special bonus shall not exceed the amount of three (3) monthly salaries of each applicable Officer.

Annual Bonus for Vice Presidents (VPs)

Notwithstanding the aforesaid in this Section 3.6, if the Company has so determined in the framework of an annual bonus plan, the Company may grant its VPs an annual bonus that is not based, in whole or in part, upon measurable criteria. Such annual bonus (or part thereof) shall be determined according to this Section 3.6, except that the performance level of each such VP may not be determined pursuant to qualitative measurements but rather on non-measurable evaluation of such VPs performance.

3.7.	A lump sum sign up bonus

All Officers, excluding Non-Employee Directors, may be incentivized through lump sum sign up cash bonuses, designed to attract skilled and experienced executives in a competitive industry environment. The lump sum sign-up bonus shall not exceed NIS 100,000 for Israeli based officers and US$50,000 for non-Israel based officers and shall not be calculated as part of the Base salary and/or Cash Bonus compensation.

3.8.	Equity based compensation

Polyrizon’s long term incentive is variable equity-based compensation, designed to retain Officers, align Officers and shareholders’ interests and incentivize achievement of long-term goals.

The Company shall be entitled to grant to Officers (including Employee and Non-Employee Directors) Stock Options, Restricted Stocks, Restricted Stock Units or any other equity-based compensation.

General guidelines for the grant of Stock Options (“Options”):

●	The Options shall be granted from time to time and be individually determined and awarded according to the performance, skills, qualifications, experience, role and the personal responsibilities of the Officer.

●	Vesting schedule - the Options will vest and become fully exercisable over a period of at least 2 years. Vesting schedule may be monthly, quarterly, annually, bi-annually, or any other schedule as will appear in the specific grant documentation signed by the Company and the optionee.

●	Exercise price – the exercise price shall be the closing price of the shares on the day before the grant date or the average closing price of the shares in the 30 trading days prior to the grant date, as will be determined by the Compensation Committee and the Board of Directors.

●	Expiry date – this period shall not exceed 10 years from the date of the issuance.

●	Cap on the annual value of the Options - the fair market value (according to acceptable valuation practices at the time of grant) of options so granted, as at grant date, shall not exceed the amount of 350% of the total annual fixed compensation as specified in section 3.1.1., for each Officer per year of vesting, on a linear basis. For the purpose of this section, “grant date” shall mean the date in which the Company’s Board approved the grant.

●	Acceleration and other terms – The Company shall have the discretion to provide, generally or for specific Officers, for the accelerated vesting of equity-based awards. The Company shall provide acceleration terms upon a change of control of the Company or upon termination of service or employment of the Officer, and may extend the exercise period of equity-based awards beyond those generally applicable pursuant to the relevant plan, provided such extension does not extend beyond ten years from the date of grant.

Any other terms of the equity-based compensation will be determined by the Compensation Committee and the Board of Directors, in accordance with the Company’s equity compensation policies and programs in place from time to time, subject to any applicable law.

3.9.	Retirement and termination of service arrangements

Advance notice

Pursuant to the Officer’s employment agreement, he or she shall be entitled to an advance notice prior to termination for a period of up to six (6) months (the “Notice Period”).

During the Notice Period, the Officer is required to keep performing his or her duties pursuant to his or her agreement with the Company, unless the compensation committee has released the Officer from such obligation.

During the Notice Period, Officers will be entitled to full payment of compensation.

Adjustment period

Officers may receive an additional transition period during which the Officer will be entitled to up to an additional eight (8) months of continued Base Salary, benefits and perquisites beyond the Advance Notice period described above.

When determining such payments, the Compensation Committee and the Board will generally consider, inter alia, the term of service or employment, Company performance during such term, the contribution of the Officer to the achievement of the Company’s goals, the circumstances of termination and the Officer’s compensation during the term of service or employment.

Officers may receive an adjustment period only if they work in the Company for at least two (2) years.

Adjustment period may be materialized by continued employee-employer relations or by a payment of lump sum equal to the economic value of base salary, benefits and perquisites for the number of adjustment months approved for the specific officer.

3.10.	Non-Employee Directors’ Compensation

(a)	The following table indicates the directors maximum annual cash compensation:

Position	Board	Audit Committee	Compensation, Nominating and Corporate Governance Committee
Chairperson	US$ 200,000	US$ N/A	US$ N/A
Director/Member	US$ 40,000	US$ N/A	US$ N/A

(b)	Each non-employee director of Polyrizon’s Board may be granted equity-based compensation. The total fair market value of a “welcome” or an annual equity-based compensation at the time of grant shall not exceed the higher of (i) $____60,000 or (ii) _0.3_% of the Company’s fair market value at the time of approval of the grant by the Board; and in the case of the chairperson of the Board - the higher of (i) _200% of his or her annual base salary or (ii) _1.2_% of the Company’s fair market value at the time of approval of the grant by the Board.

(c)	All other terms of the equity awards shall be in accordance with Polyrizon’s incentive plans and other related practices and policies. Accordingly, the Board may, following approval by the Compensation Committee, make modifications to such awards consistent with the terms of such incentive plans, subject to any additional approval as may be required by the Companies Law.

(d)	In addition, directors of Polyrizon’s Board may be entitled to reimbursement of expenses in connection with the performance of their duties.

(e)	The compensation (and limitations) stated under Section 3.1 will not apply to directors who serve as Executive Officers.

3.11.	Insurance, Indemnification and Release

The Company will release all current and future directors and executive Officers from liability and provide them with indemnification to  the fullest extent permitted by law and its Articles of Association.

In addition, until otherwise determined, the Company will purchase and periodically renew, at the Company’s expense, insurance coverage in respect of the liability of its current and future directors and executive Officers to the maximum extent permitted by law and its Articles  of Association.

Office holders shall be covered by directors’ and Officers’ liability insurance which the Company shall acquire, from time to time, subject to the approval of the Company’s board of directors and shareholders, to the extent required by law.

The Company awards, and shall continue to award, indemnification undertakings to directors and Officers, subject to the approvals required in accordance with the provisions of the Companies Law.

The Chief Executive Officer, as shall be in office from time to time, and/or any other person designated by him or her, shall have the authority to obtain, renew and keep in force and affect such insurance within the above parameters

Miscellaneous

3.12.	Nothing in this Policy shall be deemed to grant to any of Polyrizon’s Officers, employees, directors, or any third party any right or privilege in connection with their employment by or service to the Company, nor deemed to require Polyrizon to provide any compensation or benefits to any person. Such rights and privileges shall be governed by applicable personal employment agreements or other separate compensation arrangements entered into between Polyrizon and the recipient of such compensation or benefits. The Board may determine that none or only part of the payments, benefits and perquisites detailed in this Policy shall be granted, and is authorized to cancel or suspend a compensation package or any part of it.

3.13.	An immaterial change in the terms of employment of an Officer other than the CEO may be approved by the CEO, provided that the amended terms of employment are in accordance with this Policy. An “Immaterial Change in the Terms of Employment” means a change in the terms of employment of an Officer with an annual total cost to the Company not exceeding an amount equal to two (2) monthly Base Salaries of such employee.

3.14.	In the event that new regulations or law amendment in connection with Officers’ and directors’ compensation will be enacted following the adoption of this Policy, Polyrizon may follow such new regulations or law amendments, even if such new regulations are in contradiction to the compensation terms set forth herein.

*********************

This Policy is designed solely for the benefit of Polyrizon and none of the provisions thereof are intended to provide any rights or remedies to any person other than Polyrizon.